CONTACT:	Rick Howe
Senior Director, Corporate Communications
(858) 207 - 5859

BIOMED REALTY INCREASES CAPACITY
UNDER CREDIT FACILITY TO $1.25 BILLION

SAN DIEGO, Calif. - September 30, 2013 - BioMed Realty Trust, Inc. (NYSE: BMR) announced today that the company has amended and restated its senior unsecured credit facility, increasing the revolving capacity under the credit facility to $900 million and adding a $350 million term loan. The maturity date of the amended credit facility was extended to March 24, 2018, but can be extended for six months to September 24, 2018 at the company's option. In addition, the terms of the amended and restated facility permit BioMed Realty to increase the amount available under the credit facility by an additional $550 million to $1.8 billion after satisfying certain conditions. The company used the proceeds from the term loan portion of the facility to repay the outstanding indebtedness under the revolving portion of its existing credit facility and for other general corporate and working capital purposes.
The interest rate paid on amounts drawn under the amended revolver is initially set at LIBOR plus 130 basis points, plus a facility fee of 25 basis points, for a fully drawn rate of LIBOR plus 155 basis points. This represents a 25 basis point reduction in the margin from the existing credit facility and a 35 basis point reduction in the fully drawn rate. The interest rate on the new term loan is LIBOR plus 150 basis points. These rates are subject to adjustment based on changes to BioMed Realty's credit ratings.
The company has entered into interest rate swap agreements that effectively fix the interest rate on $200 million of the $350 million outstanding under the term loan portion of the facility at 2.20% for three years, subject to adjustments based on BioMed Realty’s credit ratings.
Greg Lubushkin, BioMed Realty's Chief Financial Officer, noted, “The execution achieved on our amended and restated credit facility was truly exceptional. We were able to increase our unsecured revolving credit capacity by $150 million to $900 million and lower our fully drawn cost by 35 basis points. Coupled with the new term loan we continue to enhance the efficiency and flexibility of our capital stack providing the liquidity in support of our continued growth. This was made possible by again leveraging the strong, long-term relationships with our credit partners and our proven track record of creating consistent, long-term value from our industry-leading portfolio, investment acumen, and very sound capital strategy.”

KeyBank National Association served as Administrative Agent and Co-Lead Arranger for the amended facility. Wells Fargo Securities, LLC served as Co-Lead Arranger and Wells Fargo Bank National Association served as Syndication Agent. U.S. Bank National Association and The Sumitomo Mitsui Banking Corporation served as Co-Documentation Agents.
About BioMed Realty Trust
BioMed Realty, with its trusted expertise and valuable relationships, delivers optimal real estate solutions for biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 16.3 million rentable square feet.  Additional information is available at www.biomedrealty.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions, developments and other investments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with tax credits, grants and other subsidies to fund development activities; risks associated with downturns in foreign, domestic and local economies, changes in interest rates and foreign currency exchange rates, and volatility in the securities markets; ownership of properties outside of the United States that subject the company to different and potentially greater risks than those associated with the company’s domestic operations; risks associated with the company’s investments in loans, including borrower defaults and potential principal losses; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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